Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206
Email: lpkromidas@olin.com

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443
FOR IMMEDIATE RELEASE

Olin Announces Third Quarter 2009 Earnings
Winchester Posts Third Consecutive Quarter of Record Earnings

Clayton, Mo., October 26, 2009- Olin Corporation (NYSE: OLN) announced today that its third quarter 2009 net income was $39.4 million, or $0.50 per diluted share, which compares to $37.7 million, or $0.49 per diluted share in the third quarter of 2008.  Sales in the third quarter of 2009 were $397.0 million, compared to $502.9 million in the third quarter of 2008.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “For the third consecutive quarter Winchester achieved the highest level of earnings in its history, reflecting the combination of seasonally strong sales, the continuation of the stronger than normal demand that began in the fourth quarter of 2008, and lower costs.  Winchester’s earnings more than doubled in the third quarter of 2009 compared to the third quarter of 2008 driven by commercial sales which increased 22% year-over-year, and improved costs.

“Chlor Alkali segment earnings of $3.9 million exceeded our expectations of a loss in the quarter due to improved pricing and higher volumes.  As expected, Chlor Alkali earnings were significantly lower than last year due to lower ECU netbacks and lower volumes.  Chlor Alkali sales declined 37% in the third quarter of 2009 compared to the third quarter of 2008.  This decline reflects both lower shipment volumes and lower prices.  Chlorine and caustic soda shipment volumes declined 20% year-over-year.  ECU netbacks in the third quarter of 2009 declined 43% compared to the third quarter of 2008.  Third quarter 2009 earnings include $44.3 million of pretax recoveries from third parties for environmental costs incurred and expensed in prior periods, and a $4.6 million pretax reduction in selling and administration expenses associated with the favorable resolution of a capital tax matter in Canada.

“Fourth quarter earnings are forecast to be in the $0.15 per diluted share range, which includes an expected $35 million of additional recoveries from third parties for environmental costs incurred and expensed in prior periods.  Fourth quarter 2009 Chlor Alkali earnings are expected to be similar to the third quarter of 2009 as higher ECU netbacks are expected to offset seasonally weaker demand.  Earnings in the Winchester segment are expected to decline significantly from the third quarter due to seasonally weaker demand, but are expected to exceed fourth quarter 2008 earnings.  Winchester expects fourth quarter 2009 demand to be stronger than historic fourth quarter levels.”

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Product sales for the third quarter of 2009 were $228.8 million compared to $362.1 million in the third quarter of 2008.  The third quarter 2009 sales reflect a 20% decline in chlorine and caustic soda volumes.  Volumes for potassium hydroxide and hydrochloric acid declined by 11% and 39%, respectively, during the third quarter of 2009 compared to the third quarter of 2008, while volumes for bleach increased 21% compared to third quarter 2008 levels.  ECU netbacks in the third quarter of 2009 declined by 43% compared to the third quarter of 2008.  Freight costs included in the ECU netbacks increased 8% in the third quarter of 2009 compared to the third quarter of 2008.  Third quarter 2009 Chlor Alkali segment income was $3.9 million compared to $104.3 million in the third quarter of 2008.  The decrease was due to lower prices and lower volumes.

WINCHESTER

Winchester third quarter 2009 sales were $168.2 million compared to $140.8 million in the third quarter of 2008.  The increase primarily reflects higher sales volumes.  Commercial and military sales increased during the quarter which more than offset declines in law enforcement and industrial sales.  Winchester’s third quarter 2009 segment income was $23.0 million compared to $9.8 million in the third quarter of 2008.  The increase in segment income reflects the higher sales volumes, lower commodity and other material costs, and favorable pricing.

CORPORATE AND OTHER COSTS

Pension income included in the third quarter 2009 Corporate and Other segment was $6.3 million, compared to income of $5.2 million in the third quarter of 2008.

Third quarter credits to income for environmental investigatory and remedial activities were $38.8 million in 2009, which includes the $44.3 million pretax recoveries of costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $5.5 million in the third quarter of 2009 compared to $6.4 million in the third quarter of 2008.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the third quarter of 2009 increased from the third quarter of 2008 due to mark-to-market adjustments associated with incentive compensation and higher legal and legal-related expenses, partially offset by the favorable impact of the resolution of the capital tax matter in Canada.  Mark-to-market adjustments associated with incentive compensation increased $6.1 million compared to the third quarter of 2008.  The legal and legal-related expenses are primarily associated with legacy environmental matters and legal settlements.

CASH FLOW

Cash and cash equivalents increased from $192.2 million at June 30, 2009 to $376.6 million at September 30, 2009.  The increase in cash reflects the proceeds from the $150 million ten-year note offering that was completed during the quarter, and a $13.6 million decrease in working capital.  The working capital decrease includes the impact of a receivable associated with the environmental recoveries recorded in the third quarter, which will be received in the fourth quarter.  These were partially offset by capital spending during the quarter of $34.7 million, which exceeded depreciation of $17.1 million.

DIVIDEND

On October 22, 2009, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on December 10, 2009 to shareholders of record at the close of business on November 10, 2009.  This is the 332nd consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, October 27.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda, and related products;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	continuing weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and our accounts receivable facility; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2009 - 19

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions, except per share amounts)	2009	2008	2009	2008
Sales	$397.0	$502.9	$1,180.6	$1,330.3
Operating Expenses:
Cost of Goods Sold	316.4	380.0	934.6	1,041.2
Selling and Administration	31.2	35.6	106.5	104.5
Other Operating Income (Expense)(b)	1.2	(0.3)	6.9	0.7
Operating Income	50.6	87.0	146.4	185.3
Earnings of Non-consolidated Affiliates	7.1	12.0	32.9	31.1
Interest Expense(c)	1.9	3.3	5.2	11.5
Interest Income	0.1	1.0	0.9	5.2
Other Income (Expense)(d)	—	(26.4)	0.1	(26.1)
Income before Taxes	55.9	70.3	175.1	184.0
Income Tax Provision	16.5	32.6	61.2	73.5
Net Income	$39.4	$37.7	$113.9	$110.5
Net Income Per Common Share:
Basic	$0.50	$0.49	$1.46	$1.47
Diluted	$0.50	$0.49	$1.46	$1.46
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	78.4	76.3	78.0	75.4
Average Common Shares Outstanding - Diluted	78.6	76.7	78.1	75.7

(a)	Unaudited.
(b)
Other operating income (expense) for the nine months ended September 30, 2009 included a $3.7 million gain on the sale of land and $1.8 million of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.

(c)
Interest expense was reduced by capitalized interest of $3.6 million and $1.1 million for the three months ended September 30, 2009 and 2008, respectively, and $9.1 million and $2.2 million for the nine months ended September 30, 2009 and 2008, respectively.

(d)
Other income (expense) for the three and nine months ended September 30, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities.  No tax benefit is expected to be realized from this impairment charge.

Olin Corporation
Segment Information(a)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
($ in millions)	2009	2008	2009	2008
Sales:
Chlor Alkali Products	$228.8	$362.1	$738.9	$962.6
Winchester	168.2	140.8	441.7	367.7
Total Sales	$397.0	$502.9	$1,180.6	$1,330.3
Income before Taxes:
Chlor Alkali Products(b)	$3.9	$104.3	$120.2	$241.8
Winchester	23.0	9.8	59.1	29.3
Corporate/Other:
Pension Income(c)	6.3	5.2	16.8	13.3
Environmental Income (Expense)(d)	38.8	(6.4)	26.8	(21.2)
Other Corporate and Unallocated Costs	(15.5)	(13.6)	(50.5)	(47.5)
Other Operating Income (Expense)(e)	1.2	(0.3)	6.9	0.7
Interest Expense(f)	(1.9)	(3.3)	(5.2)	(11.5)
Interest Income	0.1	1.0	0.9	5.2
Other Income (Expense)(g)	—	(26.4)	0.1	(26.1)
Income before Taxes	$55.9	$70.3	$175.1	$184.0

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $7.1 million and $12.0 million for the three months ended September 30, 2009 and 2008, respectively, and $32.9 million and $31.1 million for the nine months ended September 30, 2009 and 2008, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the nine months ended September 30, 2008 included a curtailment charge of $0.8 million resulting from the conversion of our McIntosh, AL chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

(d)
Environmental income (expense) for the three and nine months ended September 30, 2009 included $44.3 million and $45.1 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Other operating income (expense) for the nine months ended September 30, 2009 included a $3.7 million gain on the sale of land and $1.8 million of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.

(f)
Interest expense was reduced by capitalized interest of $3.6 million and $1.1 million for the three months ended September 30, 2009 and 2008, respectively, and $9.1 million and $2.2 million for the nine months ended September 30, 2009 and 2008, respectively.

(g)
Other income (expense) for the three and nine months ended September 30, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities.  No tax benefit is expected to be realized from this impairment charge.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2009	2008	2008
Assets:
Cash & Cash Equivalents	$376.6	$246.5	$200.2
Accounts Receivable, Net	263.6	213.0	264.4
Inventories	126.0	131.4	146.1
Current Deferred Income Taxes	66.0	68.5	60.4
Other Current Assets	21.7	10.9	12.9
Total Current Assets	853.9	670.3	684.0
Property, Plant and Equipment
(Less Accumulated Depreciation of $987.4, $956.0 and $950.3)	688.9	629.9	592.1
Prepaid Pension Costs	21.4	—	160.9
Deferred Income Taxes	—	48.4	—
Other Assets	71.2	70.8	66.2
Goodwill	300.3	300.3	303.7
Total Assets	$1,935.7	$1,719.7	$1,806.9

Liabilities and Shareholders' Equity:
Accounts Payable	$113.2	$145.6	$138.5
Income Taxes Payable	—	0.6	0.1
Accrued Liabilities	209.1	253.6	237.6
Total Current Liabilities	322.3	399.8	376.2
Long-Term Debt	399.6	252.4	249.7
Accrued Pension Liability	47.7	51.5	51.2
Deferred Income Taxes	27.7	6.5	13.8
Other Liabilities	307.8	304.5	334.4
Total Liabilities	1,105.1	1,014.7	1,025.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 78.5 Shares (77.3 and 76.9 in 2008)	78.5	77.3	76.9
Additional Paid-In Capital	818.9	801.6	794.4
Accumulated Other Comprehensive Loss	(229.5)	(269.4)	(153.5)
Retained Earnings	162.7	95.5	63.8
Total Shareholders' Equity	830.6	705.0	781.6
Total Liabilities and Shareholders' Equity	$1,935.7	$1,719.7	$1,806.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(in millions)	2009	2008
Operating Activities:
Net Income	$113.9	$110.5
Earnings of Non-consolidated Affiliates	(32.9)	(31.1)
(Gains) Losses on Disposition of Property, Plant and Equipment	(5.5)	0.6
Stock-Based Compensation	4.3	4.9
Depreciation and Amortization	50.5	52.2
Deferred Income Taxes	51.1	(0.5)
Qualified Pension Plan Contributions	(2.0)	—
Qualified Pension Plan Income	(16.4)	(11.0)
Impairment of Investment in Corporate Debt Securities	—	26.6
Common Stock Issued Under Employee Benefit Plans	1.6	2.2
Changes in:
Receivables	(50.6)	(60.9)
Inventories	5.4	(39.7)
Other Current Assets	0.9	1.3
Accounts Payable and Accrued Liabilities	(21.2)	(60.8)
Income Taxes Payable	(5.6)	(1.5)
Other Assets	2.5	1.6
Other Noncurrent Liabilities	5.7	11.1
Other Operating Activities	(1.5)	(1.4)
Net Operating Activities	100.2	4.1
Investing Activities:
Capital Expenditures	(122.3)	(123.4)
Proceeds from Disposition of Property, Plant and Equipment	7.1	0.9
Distributions from Affiliated Companies, Net	29.1	20.9
Other Investing Activities	3.3	(0.6)
Net Investing Activities	(82.8)	(102.2)
Financing Activities:
Long-Term Debt:
Borrowings	150.3	—
Repayments	—	(9.8)
Issuance of Common Stock	12.2	9.1
Stock Options Exercised	0.1	31.9
Excess Tax Benefits from Stock Options Exercised	0.1	6.2
Dividends Paid	(46.7)	(45.1)
Deferred Debt Issuance Costs	(3.3)	—
Net Financing Activities	112.7	(7.7)
Net Increase (Decrease) in Cash and Cash Equivalents	130.1	(105.8)
Cash and Cash Equivalents, Beginning of Year	246.5	306.0
Cash and Cash Equivalents, End of Period	$376.6	$200.2

(a)	Unaudited.